EXHIBIT 4.4

WARRANT AGREEMENT

    THIS AGREEMENT is made this 30th day of September, 1999, by and between Oxboro Medical International, Inc. (the "Company") and the Norwest Bank Minnesota, National Association, South St. Paul, Minnesota (the "Warrant Agent").

RECITALS

    The Company proposes to issue up to 445,412 Common Stock Purchase Warrants (the "Warrants") evidencing the right to purchase an aggregate of 445,412 authorized but previously unissued shares of Common Stock, $.01 par value per share, of the Company (the "Common Stock"). The Warrants would be issued in connection with the issuance by the Company of up to 445,412 rights to purchase (the "Rights"), each Right consisting of two shares of Common Stock and one Warrant to purchase one share of Common Stock.

    The Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent desires so to act, in connection with the issuance, registration, transfer, exchange and exercise of the Warrants.

    The Company and the Warrant Agent, each intending to be legally bound, hereby covenant and agree as follows:

ARTICLE 1

APPOINTMENT OF WARRANT AGENT; ISSUANCE,
FORM AND EXECUTION OF WARRANT CERTIFICATES

    1.1)  Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company, and the Warrant Agent hereby accepts the agency established hereby and agrees to perform its agency duties in accordance with the terms and conditions of this Warrant Agreement.

    1.2)  Warrant Certificates.  The Company shall execute and deliver to the Warrant Agent certificates that the Company has authorized to represent the Warrants ("Warrant Certificates"). The Warrant Certificates shall be substantially as set forth in Exhibit A hereto and may have such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Agreement, or as may be required to comply with any law or with any rule or regulation of any stock exchange on which the Warrants may be listed, or to conform to usage. The Warrant Certificates shall be dated the date of their issuance.

    1.3)  Execution of Warrant Certificates.  The Warrant Certificates shall be executed on behalf of the Company by a duly authorized officer of the Company, either manually or by facsimile signature printed thereon. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. Any Warrant Certificate may be signed on behalf of the Company by the person who at the actual date of the signing of such Warrant Certificate shall have been the proper officer of the Company, although at the date of issuance of such Warrant Certificate any such person shall not be such officer of the Company.

ARTICLE 2

EXERCISE OF WARRANTS

    2.1)  Exercise.  Any or all of the Warrants represented by each Warrant Certificate may be exercised by the holder thereof on any business day in the period beginning at 10:00 a.m. Minneapolis time on day after issuance and ending at 5:00 p.m. Minneapolis time on the Warrant Expiration Date as set forth below, by surrender of the Warrant Certificate with the Purchase Form, which is printed on the reverse thereof (or a reasonable facsimile thereof), duly executed by such holder, to the Warrant Agent at its principal office in South St. Paul, Minnesota, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in an amount equal to the product of the number of shares of Common Stock to be issued upon exercise of the Warrant represented by such Warrant Certificate, as adjusted pursuant to the provisions of Article 3 hereof, multiplied by the exercise price then in effect (such price as so adjusted from time to time being herein called the "Exercise Price"), and such holder shall be entitled to receive such number of fully paid and nonassessable shares of Common Stock, as so adjusted, at the time of such exercise. The dates of issuance and Expiration Dates of the Warrants are as follows:

	Date of Issuance	Expiration Date

1st Tranche	September 30, 1999	September 30, 2000
2nd Tranche	October 29, 1999	October 29, 2000
3rd Tranche	November 30, 1999	November 30, 2000

    2.2)  Time of Exercise.  Each exercise of Warrants shall be deemed to have been effective immediately prior to the close of business on the business day on which the Warrant Certificate relating to such Warrants shall have been surrendered to the Warrant Agent as provided in Article 2.1, and at such time the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such exercise as provided in Article 2.3, shall be deemed to have become the holder or holders of record thereof.

    2.3)  Issuance of Shares of Common Stock; No Fractional Shares.  As soon as practicable after the exercise of any Warrant, and in any event within 10 days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the holder thereof or as such holder (upon payment by such holder of any applicable transfer taxes) may direct,

  (a)
  a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which such holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such holder would otherwise be entitled, an amount in cash equal to such fraction multiplied by the Market Price of the Company's Common Stock as determined in Section 3.2 of this Agreement.

  (b)
  in case such exercise includes only part of the Warrants represented by any Warrant Certificate, a new Warrant Certificate or Warrant Certificates of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of such Warrant Certificate minus the number of such shares designated by the holder for such exercise as provided in Article 2.1.

    2.4)  Assigned Warrant Certificates.  Warrants, represented by a properly assigned Warrant Certificate, may be exercised by a new holder without first having a new Warrant Certificate issued.

ARTICLE 3

WARRANT PRICE; ADJUSTMENT OF WARRANT PRICE AND
NUMBER OF WARRANT SHARES

    3.1)  Establishment of Exercise Price.  Subject to adjustment as hereinafter provided, the Exercise Price per share of Common Stock shall be $2.75.

    3.2)  Adjustments.  The per share Exercise Price and the number of Shares deliverable hereunder shall be adjusted as hereinafter set forth:

    (a)  Adjustment of Number of Warrants Shares.  If after the date hereof, the Company shall:

    (1)
    take a record of the holders of its Common Stock for the purposes of entitling them to receive a dividend payable in, or other distribution of, Common Stock; or

    (2)
    subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock; or

    (3)
    combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock; or

    (4)
    issue by reclassification of its shares of Common Stock any other shares of Common Stock;

Then the number of shares of Common Stock purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the holder of each Warrant shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Company which he or it would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event.

    (b)  Adjustment of Exercise Price and Number of Warrant Shares Upon Distribution.  If the Company shall distribute to all holders of its Common Stock of any class or series either (i) evidence of its indebtedness, (ii) assets (excluding cash dividends and distributions of the stock of any Subsidiary) or (iii) rights or warrants to subscribe for or purchase securities issued by, or property of, the Company, then in each such case the Exercise Price shall be reduced to that Exercise Price determined by multiplying the Exercise Price in effect immediately prior to such distribution by a fraction,

    (1)
    the numerator of which shall be the Market Price per share for such class or series of Common Stock on the date of such class or series of Common Stock on the date of such distribution, less the then fair market value (as determined in good faith by the Board of Directors) of the portion of the assets or evidence of indebtedness so distributed or of such rights or warrants applicable to one share of such Common Stock, and

    (2)
    the denominator of which shall be the current Market Price per share for such class or series of Common Stock on the date of such distribution.

Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution. Upon such adjustment, the holder of each warrant shall thereafter be entitled to purchase, at the Exercise Price resulting from the adjustment, the number of shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from the adjustment.

    For purposes of this Agreement, the term "Market Price" means with respect to shares of Common Stock of any class or series the last reported sale price or, if none, the average of the last reported closing bid and asked prices on any national securities exchange or quoted in the National Association of Securities Dealers Automated Quotation system (Nasdaq), or if not listed on a national securities exchange or quoted in Nasdaq, the average of the last reported closing bid and asked price as determined from quotations from market makers of such Common Stock in the Minneapolis local over-the-counter market.

    3.3)  Consolidation, Merger or Combination.  In the case of any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another person, or any reorganization or reclassification of the capital stock of the Company (except a split-up or combination provision for which provision is made in Article 3.2), then:

    (a) As a condition of such consolidation, merger, sale, reorganization or reclassification, lawful and adequate provision shall be made whereby the holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of the Common Stock immediately theretofore subject to acquisition hereunder, such shares of stock, securities or assets as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of such common stock equal to the number of shares of such Common Stock immediately theretofore so subject to acquisition hereunder had such consolidation, merger, sale, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price) shall thereafter be applicable as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of the conversion option. The Company shall not effect any such consolidation, merger or sale, unless prior to or simultaneously with the consummation thereof, the successor person or persons purchasing such assets or succeeding or resulting from such consolidation, merger, reorganization or reclassification shall assume by written instrument executed and mailed or delivered to the holder, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to receive.

    (b) in the event that the Company shall make any distribution of its assets upon or with respect to its Common Stock, as a liquidating or partial liquidation dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the State of Minnesota, the holder shall, upon the exercise of his right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive in addition to the shares subscribed for, the amount of such assets (or, at the option of the Company, a sum equal to the value thereof at the time of distribution as determined in good faith by the Board of Directors in its sole discretion) which would have been distributed to the holder if he or it had exercised his or its Warrants immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution).

    3.4)  Fractional Shares.  Fractional shares shall not be issued upon the exercise of any Warrant but in any case where the holder would, except for the provisions of this Article, be entitled under the terms hereof to receive a fractional share, the Company shall, upon the exercise of any Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the sum of (a) the excess, if any, of the Market Price of such fractional share over the proportional part of the per share Exercise Price represented by such fractional share plus (b) the proportional part of the per share Exercise Price represented by such fractional share.

    3.5)  Reservation and Listing of Common Stock.  The Company will at all times reserve and, solely for issuance and delivery upon the exercise of the Warrants, all shares of Common Stock from time to time issuable upon such exercise. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable with no liability on the part of the holder thereof. The Company at its expense will list on each national securities exchange on which any Common Stock may at any time be listed, subject to official notice of issuance, and will maintain such listing of, the shares of Common Stock from time to time issuable upon the exercise of the Warrants.

    3.6)  Registration of Common Stock.  The Company will at all times there are Warrants outstanding use its best efforts to (i) maintain an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering Common Stock issuable in respect of the Warrants, and from time to time shall amend or supplement the prospectus contained in such registration statement to the extent necessary in order to comply with applicable law and (ii) maintain qualifications in those jurisdictions in which the Rights were initially qualified to permit exercise of the Warrants and the issuance of the Common Stock pursuant to such exercise.

ARTICLE 4

CERTAIN OTHER PROVISIONS RELATING TO RIGHTS
OF HOLDERS OF WARRANT CERTIFICATES

    4.1)  No Rights of Shareholders.  The Warrant Certificates shall be issued in registered form only. No Warrant Certificate shall entitle the holder thereof to any of the rights of a holder of shares of Common Stock of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of holders of Common Stock or any other proceedings of the Company.

    4.2)  Loss, Theft, Etc. of Warrant Certificates.  Upon receipt by the Warrant Agent of evidence reasonably satisfactory to the Warrant Agent of the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of any such loss, theft, or destruction, upon delivery to the Warrant Agent of an indemnity bond in form and amount, and issued by a bonding company, reasonably satisfactory to the Company (or, in the case of any Warrant Certificate held by an institutional investor, an indemnity agreement reasonably satisfactory to the Company), or, in the case of any such mutilation, upon surrender to and cancellation by the Warrant Agent of such Warrant Certificate, the Company at its expense will execute and cause the Warrant Agent to countersign and deliver, in lieu thereof, a new Warrant Certificate of like tenor.

    4.3)  No Adequate Remedy at Law.  The Company stipulates that the remedies at law of the holders of the Warrants in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant Agreement and the Warrant Certificates are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained in this Warrant Agreement and the Warrant Certificates or by an injunction against a violation of any of the terms of this Warrant Agreement and the Warrant Certificates or otherwise.

    4.4)  Transfer Agent; Cancellation of Warrant Certificates; Unexercised Warrants.  Norwest Bank Minnesota, National Association (and any successor), as the Company's transfer agent (the "Transfer Agent"), is hereby irrevocably authorized and directed at all times to reserve such number of authorized and unissued shares of Common Stock as shall be sufficient to permit the exercise in full of all Warrants from time to time outstanding. The Company will keep a copy of this Agreement on file with the Transfer Agent. The Warrant Agent, and any successor thereto, is hereby irrevocably authorized to requisition from time to time from the Transfer Agent certificates for shares of Common Stock required for exercises of Warrants. The Company will supply the Transfer Agent with duly executed certificates for shares of Common Stock for such purpose and will make available any cash required in settlement of fractional share interests. All Warrant Certificates surrendered upon the exercise or redemption of Warrants shall be cancelled by the Warrant Agent and shall thereafter be delivered to the Company; such cancelled Warrant Certificates, with the Purchase Form on the reverse thereof duly filled in and signed, shall constitute conclusive evidence as between the parties hereto of the numbers of shares of Common Stock which shall have been issued upon exercises of Warrants. Promptly after the Expiration Date of the Warrants, the Warrant Agent shall certify to the Company the aggregate number of Warrants then outstanding and unexercised. No shares of Common Stock shall be subject to reservation with respect to Warrants not exercised prior to 5:00 p.m. Minneapolis time on the Expiration Date.

ARTICLE 5

TRANSFER AND EXCHANGE OF WARRANT CERTIFICATES

    5.1)  Warrant Register; Transfer or Exchange of Warrant Certificates.  The Warrant Agent shall cause to be kept at the principal office of the Warrant Agent a register (the "Warrant Register") in which, subject to such reasonable regulations as the Company may prescribe, provisions shall be made for the registration of transfers and exchanges of Warrant Certificates. Upon surrender for transfer or exchange of any Warrant Certificates, properly endorsed, to the Warrant Agent, the Warrant Agent at the Company's expense will issue and deliver to or upon the order of the holder thereof a new Warrant Certificate or Warrant Certificates of like tenor, in the name of such holder or as such holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face of the Warrant Certificate so surrendered. Any warrant Certificate surrendered for transfer or exchange shall be cancelled by the Warrant Agent and shall thereafter be delivered to the Company.

    5.2)  Identity of Warrant Holders.  Until a Warrant Certificate is transferred in the Warrant Register, the Company and the Warrant Agent may treat the person in whose name the Warrant Certificate is registered as the absolute owner thereof and of the Warrants represented thereby for all purposes, notwithstanding any notice to the Contrary, except that, if and when any Warrant Certificate is properly assigned in blank, the Company and the Warrant Agent may (but shall not be obligated to) treat the bearer thereof as the absolute owner of the Warrant Certificate and of the Warrants represented thereby for all purposes, notwithstanding any notice to the contrary.

ARTICLE 6

CONCERNING THE WARRANT AGENT

    6.1)  Taxes.  The Company will from time to time promptly pay to the Warrant Agent, or make provision satisfactory to the Warrant Agent for the payment of, all taxes and charges that may be imposed by the United States or any State upon the Company or the Warrant Agent upon the transfer or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any tax imposed in connection with any transfer involved in the delivery of a certificate for shares of Common Stock in any name other than that of the registered holder of the Warrant Certificate surrendered in connection with the purchase thereof.

    6.2)  Replacement of Warrant Agent in Certain Circumstances.

  (a)
  The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder after giving 30 days' notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. The Company may discharge the Warrant Agent at any time with or without reason, effective upon 30 days' written notice to the Warrant Agent or such shorter period as the Warrant Agent shall, in writing, accept as sufficient. If the office of Warrant Agent becomes vacant by resignation, discharge, incapacity to act or otherwise, the Company shall appoint in writing a new Warrant Agent, the principal office of which shall be in Minnesota. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant Certificate, then the holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of the State of Minnesota, of good standing, and having its principal office in Minnesota, which is authorized under such laws to exercise corporate trust cowers and is subject to supervision or examination by a Federal or State authority. Any new Warrant Agent appointed hereunder shall execute, acknowledge and deliver to the Company an instrument accepting such appointment hereunder and thereupon such new Warrant Agent without any further act or deed shall become vested with all the rights, powers, duties and responsibilities of the Warrant Agent hereunder with like effect as if it had been named as the Warrant Agent; but if for any reason it becomes necessary or expedient to have the former Warrant Agent execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the former Warrant Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the former Warrant Agent. The Company shall promptly give notice of any such appointment to the holders of the Warrant Certificates by mail to their addresses as shown in the Warrant Register. Failure to file or give such notice, or any defect therein, shall not affect the legality or validity of the appointment of the successor Warrant Agent.

  (b)
  Any company into which the Warrant Agent or any new Warrant Agent may be merged or converted or with which it may be consolidated or any company resulting from any merger, conversion or consolidation to which the Warrant Agent or any new Warrant Agent shall be a party shall be the successor Warrant Agent under this Warrant Agreement without any further act, provided that if such company would not be eligible for appointment as a successor Warrant Agent under the provisions of paragraph (a) of this Article 6.2 the Company shall forthwith appoint a new Warrant Agent in accordance with such provisions. Any such successor Warrant Agent may adopt the prior countersignature of any predecessor Warrant Agent and deliver Warrant Certificates countersigned and not delivered by such predecessor Warrant Agent or may countersign Warrant Certificates either in the name of any predecessor Warrant Agent or the name of the successor Warrant Agent.

    6.3)  Remuneration of Warrant Agent.  The Company will pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

    6.4)  Further assurances.  The Company will perform, exercise, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Warrant Agreement.

    6.5)  Limitations on liabilities of the Warrant Agent.

  (a)
  The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

  (b)
  Whenever in the performance of its duties under this Warrant Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established, or that any instructions with, respect to the performance of its duties hereunder be given, by the Company prior to taking or suffering any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established, or such instructions may be given, by a certificate or instrument signed by an officer of the company and delivered to the Warrant Agent; and such certificate or instrument shall be full authorization to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Warrant Agreement in reliance upon such certificate or instrument; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such matter or may require such further or additional evidence as it may deem reasonable.

  (c)
  The Warrant Agent shall be liable hereunder only for its own negligence or willful misconduct. The Warrant Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Warrant Agreement except as a result of the Warrant Agent's negligence or willful misconduct.

  (d)
  The Warrant Agent shall not be liable for or by reason of any of the statements of fact of recitals contained in this Warrant Agreement or in the Warrant Certificates (except its countersignature hereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

  (e)
  The Warrant Agent shall not be under any responsibility in respect of the validity of this Warrant Agreement or the execution and delivery hereof or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Warrant Agreement or in any Warrant Certificate; nor shall it be responsible for the making of any adjustment in the Exercise Price, or number of shares issuable upon exercise of the Warrant Certificates or responsible for the manner, method or amount of any such adjustment or the facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warrant as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Warrant Agreement or any Warrant Certificate or as to whether any shares of Common Stock or other securities are or will be validly authorized and issued and fully paid and nonassessable.

    6.6)  Amendment and modification.  The Warrant Agent may, without the consent or concurrence of the holders of the Warrant Certificates, by supplemental agreement or otherwise, join with the Company in making any changes or corrections in this Warrant Agreement that they shall have been advised by counsel (i) are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error herein contained, (ii) add to the obligations thereafter to be observed by it, or surrender any right or power reserved to or conferred upon the Company in this Warrant Agreement, or (iii) do not or will not adversely affect, alter or change the rights, privileges or immunities of the holders of Warrant Certificates; provided, however, that any term of this Warrant Agreement or any Warrant Certificate may be changed, waived, discharged or terminated by an instrument in writing signed by each party against which enforcement of such change, waiver, discharge or termination is sought, or by which the same is to be performed or observed.

ARTICLE 7

OTHER MATTERS

    7.1)  Successor and assigns.  All the covenants and provisions of this Warrant Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

    7.2)  Notices.  Any notice or demand authorized by this Warrant Agreement to be given or made by the Warrant Agent or by the holder of any Warrant Certificate to or on the Company shall be sufficiently given or made if sent by first-class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

                        Oxboro Medical International, Inc.
                        13828 Lincoln Street N.E.
                        Ham Lake, Minnesota 55304
                        Attention: Matthew E. Bellin, President

Any notice or demand authorized by this Warrant Agreement to be given or made by the holder of any Warrant Certificate or by the Company to in the Warrant Agent shall be sufficiently given or made if sent by first-class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) as follows:

                        Norwest Bank Minnesota, National Association
                        161 North Concord Exchange
                        South St. Paul, Minnesota 55705

    7.3)  Governing law.  This Warrant Agreement and the Warrant Certificates are being delivered in the State of Minnesota and shall be construed and enforced in accordance with and governed by the law of such State.

    7.4)  No Benefits Cconferred.  Nothing in this Warrant Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent, and the holders of the Warrant Certificates, any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement herein; and all covenants, conditions, stipulations, promises and agreements in this Warrant Agreement contained shall be for the sole and exclusive benefit of the Company, the Warrant Agent, their respective successors, and the holders of the warrant Certificates.

    7.5)  Headings.  The descriptive headings used in this Warrant Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

    IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

OXBORO MEDICAL INTERNATIONAL, INC.
/s/ Matthew E. Bellin Matthew E. Bellin, President
NORWEST BANK MINNESOTA, N.A.
By	/s/ Suzanne M. Swits